Exhibit 8.1

Parent Company

Roan Holdings Group Co., Ltd.
(Previously China Lending Corporation)	British Virgin Islands

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization

Adrie Global Holdings Limited	British Virgin Islands

China Roan Industrial-Financial Holdings Group Co., Limited.	Hong Kong

Fortis Health Industrial Group Limited	Hong Kong

Lixin Financial Holdings Group Limited	Cayman Islands

Lixin Financial Holdings (BVI) Limited	British Virgin Islands

Lixin Financial Holdings Group Limited	Hong Kong

Xinjiang Feng Hui Jing Kai Direct Lending Limited	China

Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited	China

Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited Xinjiang Branch	China

Ningbo Ding Tai Financial Leasing Co., Limited	China

Xinjiang Xin Quan Financial Leasing Co., Limited	China

Zhejiang Lixin Enterprise Management Group Co., Ltd.	China

Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd	China

Lixin (Hangzhou) Asset Management Co., Ltd.	China

Lixin Supply Chain Management (Tianjin) Co., Ltd.	China

Hangzhou Zeshi Investment Partnership (Limited Partnership)	China

Zhiyuan Commercial Factoring (Guangzhou) Co., Limited	China

Ningbo Zeshi Insurance Technology Co. Ltd.	China

Zeshi (Hangzhou) Health Management Co. Ltd.	China